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                    SUBORDINATED NOTE RESTRUCTURING AGREEMENT

                                     between



                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

                                       and



                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA






                              --------------------

                          Dated as of December 28, 2000
                              --------------------

                                TABLE OF CONTENTS

                             (Not Part of Agreement)
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1.       CASH PAYMENTS..................................................................................2

         1.1      Closing Payment.......................................................................2

         1.2      Credit Facility Payment...............................................................2

2.       AUTHORIZATION OF ISSUE OF SECURITIES...........................................................2

         2.1      Authorization of Issue of Notes.......................................................2

         2.2      Authorization of Issue of Preferred Stock.............................................2

         2.3      Authorization of Amendment of Original Warrant and Issue of New Warrants..............4

3.       TRANSFER OF SECURITIES.........................................................................4

         3.1      Transfer..............................................................................4

         3.2      Closing...............................................................................5

         3.3      Call Option...........................................................................5

         3.4      Original Issue Discount...............................................................6

4.       CONDITIONS PRECEDENT...........................................................................6

         4.1      Certain Documents.....................................................................6

         4.2      Representations and Warranties; No Default; No Material Adverse Change................8

         4.3      Purchase Permitted By Applicable Laws.................................................8

         4.4      Proceedings...........................................................................8

         4.5      Related Proceedings...................................................................8

         4.6      Company Closing Deliverables..........................................................8

         4.7      Private Placement Number..............................................................8

         4.8      Fees..................................................................................8

5.       PREPAYMENTS....................................................................................9

         5.1      Optional Prepayment of Notes..........................................................9

         5.2      Partial Payments Pro Rata.............................................................9

         5.3      Retirement of Notes...................................................................9

         5.4      Notice of Prepayments.................................................................9

6.       AFFIRMATIVE COVENANTS..........................................................................9

         6.1      Affirmative Covenants.................................................................9


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         6.2      Financial Statements.................................................................10

         6.3      Information Required by Rule 144A....................................................13

         6.4      Inspection of Property...............................................................13

         6.5      Covenant to Secure Notes Equally.....................................................13

         6.6      Taxes, Existence, Regulations, Property, Etc.........................................13

         6.7      Maintenance of Insurance.............................................................14

         6.8      Maintenance of Directors' and Officers' Insurance....................................14

         6.9      ERISA Compliance.....................................................................14

         6.10     Subsidiaries.........................................................................14

         6.11     Maintenance of Books of Record; Reserves.............................................15

7.       NEGATIVE COVENANTS............................................................................15

         7.1      Financial Covenants..................................................................15

                  (a)      Total Debt to EBITDA Ratio..................................................15

                  (b)      EBITDA to Consolidated Interest Expense.....................................15

                  (c)      Year-to-date EBITDA Levels..................................................15

         7.2      Limitation on Restricted Payments....................................................15

         7.3      Liens, Indebtedness, and Other Restrictions..........................................15

                  (a)      Liens.......................................................................15

                  (b)      Limitation on Indebtedness..................................................16

                  (c)      Loans and Investments.......................................................17

                  (d)      Mergers, Consolidations and Acquisitions, etc...............................18

                  (e)      Limitation on Asset Dispositions............................................18

                  (f)      Sale or Discount of Receivables.............................................18

                  (g)      Transactions With Affiliates................................................19

                  (h)      Management Compensation Restriction.........................................19

         7.4      Nature of Business...................................................................19

         7.5      Other Agreements.....................................................................19

         7.6      Limitation on Certain Restrictive Agreements.........................................19

         7.7      Prohibition Against Layering.........................................................19

         7.8      Limitation on Subsidiaries Activities................................................20


                                       ii
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                                TABLE OF CONTENTS
                                   (continued)
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8.       EVENTS OF DEFAULT.............................................................................20

         8.1      Acceleration.........................................................................20

         8.2      Rescission of Acceleration...........................................................23

         8.3      Notice of Acceleration or Rescission.................................................23

         8.4      Other Remedies.......................................................................23

9.       REPRESENTATIONS, COVENANTS AND WARRANTIES.....................................................24

         9.1      Organization and Qualification.......................................................24

         9.2      Financial Statements.................................................................24

         9.3      Actions Pending......................................................................24

         9.4      Outstanding Indebtedness.............................................................25

         9.5      Title to Properties..................................................................25

         9.6      Possession of Franchises, Licenses...................................................25

         9.7      Taxes................................................................................25

         9.8      Conflicting Agreements and Other Matters.............................................25

         9.9      Authorized Capital Stock.............................................................26

         9.10     Offering of the Securities...........................................................26

         9.11     ERISA................................................................................27

         9.12     Governmental Consent.................................................................27

         9.13     Environmental Compliance.............................................................27

         9.14     Fiscal Year..........................................................................27

         9.15     Disclosure...........................................................................27

         9.16     Investment Company Act...............................................................28

10.      SUBORDINATION OF NOTES........................................................................28

         10.1     Subordination........................................................................28

         10.2     Obligation of the Company Unconditional..............................................30

         10.3     Subrogation..........................................................................30

         10.4     Subordination Definitions............................................................30

11.      DEFINITIONS...................................................................................31

         11.1     Terms................................................................................31

         11.2     Accounting Principles, Terms and Determinations......................................40


                                      iii
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                                   (continued)
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12.      MISCELLANEOUS.................................................................................41

         12.1     Note Payments........................................................................41

         12.2     Expenses.............................................................................41

         12.3     Consent to Amendments................................................................42

         12.4     Form, Registration, Transfer and Exchange of Notes; Lost Notes.......................42

         12.5     Persons Deemed Owners; Participations................................................43
         12.6     Survival of Representations and Warranties; Entire Agreement.........................43

         12.7     Successors and Assigns...............................................................43

         12.8     Disclosure to Other Persons..........................................................43

         12.9     Notices..............................................................................44

         12.10    Payments Due on Non-Business Days....................................................44

         12.11    Satisfaction Requirement.............................................................44

         12.12    Governing Law........................................................................44

         12.13    Waiver of Jury Trial; Consent to Jurisdiction........................................45

         12.14    Severability.........................................................................45

         12.15    Descriptive Headings.................................................................46

         12.16    Maximum Interest Payable.............................................................46

         12.17    Counterparts.........................................................................46

         12.18    Transfer Restrictions................................................................46

         12.19    Representations Relating to Call Option..............................................47

         12.20    Observer and Director................................................................47

         12.21    No Known Claims......................................................................48





                                       iv
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
                             INDEX OF DEFINED TERMS
10% Stock                                   4, 40      Hazardous Substance                            35
11.28% Notes                                    1      Indebtedness                                   35
Affiliate                                      31      Intangibles                                    35
Agreement                                   31, 1      Interest Accruals                               1
Applicable law                                 46      Interest Payment Date                           1
Asset Disposition                              31      Investment                                     35
Bankruptcy Law                             21, 31      investment company                             28
Business Day                                   31      Knowledge                                      36
Call Option Price                               5      Legal Requirement                              36
Capitalized Lease Obligation                   31      Lien                                           36
Change in Control                              32      Material Adverse Effect                        36
Closing                                        32      maximum rate                                   46
Closing Date                                    2      Multiemployer Plan                             36
Closing Payment                                 2      New Senior Credit Facility                     36
Code                                           32      Note                                            1
Comerica Facility                               7      Note Documents                                 36
Common Stock                                1, 32      Notes                                       2, 36
Company                                         1      Obligations                                    36
Company Closing Deliveries                      5      Officer's Certificate                          37
Confidential Information                       32      Original Warrant                                1
Consolidated Interest Expense                  32      Participation Rights Agreement                 37
Consolidated Net Income                        33      PBGC                                           37
Controlled Group                               33      Permitted Acquisition                          37
Conversion Shares                              26      Permitted Disposition                          37
Convertible Securities                         33      Permitted Investments                          37
Convertible Shares                             26      Person                                         37
Credit Facility Payment                         2      Plan                                           37
Credit Facility Payment Date                    2      Preexisting Obligations                         1
Date of Closing                             2, 32      Preferred Dividends                            37
Default                                        33      Preferred Stock                                 3
Default Subordination Event                    30      prohibited transaction,                        11
Default Subordination Notice                   30      Property                                       38
Domestic Subsidiary                            33      Prudential                                     38
EBITDA                                         33      Prudential Letter                              38
ERISA                                          33      Purchase Agreement                              1
ERISA Affiliate                                33      Purchase Price                                  1
Event of Default                               33      qualified institutional buyer                  13
Exchange Act                                   34      Registration Rights Agreement                  38
Executive Compensation                         34      reportable event                               11
Executive Officer                              34      Required Holder(s)                             38
Existing Preferred Stock                       34      Requirements of Environmental Law          35, 38
Existing Senior Credit Facility                34      Responsible Officer                            38
Expenses                                       34      Restricted Payment                             38
Expenses Cash Payment                          34      Restructuring Agreement                         1
Expenses Note Amount                           34      Scheduled Principal Payments                   39
Fair Market Value                              34      SEC                                            25
GAAP                                       34, 40      Securities                                     39
Governmental Authority                         34      Securities Act                                 39
Guarantee                                      34      Senior Debt                                    39
Guaranty Agreement                             39      Series A Stock                                  3


                                       v

Series E Designation                            3      Subsidiary                                     39
Series E PIK Shares                             3      substantial employer                       22, 40
Series E Stock                                  2      Swaps                                          39
Series F Stock                                  3      Termination Event                              40
Series G PIK Shares                             4      Total Debt                                     40
Series G Stock                                  3      Transaction Parties                            40
Series H Stock                                  7      Transferee                                     40
Significant Holder                             39      Tribunal                                       40
Significant Subsidiary                         39      Voting Stock                                   40
Stand-Still Period                             30      Warrants                                    4, 40
Subordination Event of Default                 30      Wholly Owned Subsidiary                        40

                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
                        777 Post Oak Boulevard, Suite 800
                              Houston, Texas 77056

                    SUBORDINATED NOTE RESTRUCTURING AGREEMENT
                    -----------------------------------------




                                                         As of December 28, 2000



The Prudential Insurance Company of America
c/o Prudential Capital Group
Four Gateway Center
100 Mulberry Street
Newark, New Jersey  07102-4069

Ladies and Gentlemen:

         This Subordinated Note Restructuring Agreement (this "Restructuring Agreement") is entered into between the undersigned, Boots & Coots International Well Control, Inc., a Delaware corporation (the "Company") and you.

         WHEREAS, the Company and you have entered into a Subordinated Note and Warrant Purchase Agreement dated as of July 23, 1998 (the "Purchase Agreement"), pursuant to which the Company issued to you its 11.28% senior subordinated notes in the aggregate principal amount of $30,000,000 to mature July 23, 2006 (the "11.28% Notes") in exchange for payment of 100% of the aggregate principal amount thereof (the "Purchase Price");

         WHEREAS, pursuant to the Purchase Agreement, the Company issued and sold to you a warrant evidencing rights to purchase an aggregate of 3,165,396 shares of common stock, par value $0.0000l per share of the Company (the "Common Stock") at an initial exercise price per share of $6.70 (the "Original Warrant" and, together with the 11.28% Notes, the "Preexisting Obligations");

         WHEREAS, the Company and you desire to restructure the Company's obligations under the Purchase Agreement and the Preexisting Obligations by executing and delivering this Restructuring Agreement, and thereby terminating the Purchase Agreement and waiving any all past and present defaults by the Company thereunder; and

         WHEREAS, pursuant to this Restructuring Agreement, you agree to cancel and terminate the 11.28% Notes and the Warrant in consideration for the Company's deliveries and obligations hereunder, including, but not limited to, payment in full of the Closing Payments, and the issuance to you of the Replacement Notes, the Replacement Warrant, the New Warrant, and the Preferred Stock (all as defined herein).

         NOW, THEREFORE, in consideration of the foregoing, the Company hereby agrees with you as follows:

1.       CASH PAYMENTS.

         1.1 Closing Payment. On the date of closing, which shall be December 28, 2000 (the "Closing Date" or "Date of Closing"), the Company will pay you the sum of $12,000,000 in immediately available funds plus the Expenses Cash Payment (as defined in Section 12.2 hereof)(the "Closing Payment"), by wire transfer to the following account:

                           Bank of New York
                           New York, NY
                           Account Name:  Prudential Managed Account
                           ABA #021-000-018
                           Acct. # 890-0304-391

         1.2 Credit Facility Payment. If and when the Company enters into a new credit facility or commercial financing arrangement or amends and restates its existing credit facility with a commercial lender the Company will on the closing date thereof (the "Credit Facility Payment Date"), pay you the sum of $500,000 in immediately available funds (the "Credit Facility Payment"), by wire transfer to the following account or to such other account which you shall designate by notice to the Company:

                           Bank of New York
                           New York, NY
                           Account Name:  Prudential Managed Account
                           ABA #021-000-018
                           Acct. # 890-0304-391

2.       AUTHORIZATION OF ISSUE OF SECURITIES.

         2.1 Authorization of Issue of Notes. The Company will authorize the issue of its senior subordinated notes in the aggregate principal amount of $7,000,000 plus the Expenses Note Amount (as defined in Section 12.2 herein), to be dated the Closing Date, to mature December 28, 2005, to bear interest at 12.00% per annum, compounded quarterly, on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable and on overdue payments at the respective rates specified therein; such subordinated notes shall be substantially in the form of Exhibit A attached hereto. The term "Notes" as used herein shall include each such senior subordinated note delivered pursuant to any provision of this Restructuring Agreement and each such senior subordinated note delivered in substitution or exchange for any other Note pursuant to any such provision. Capitalized terms used herein and not otherwise defined have the meanings specified in Section 11.

         2.2 Authorization of Issue of Preferred Stock. (a) The Company will authorize the issue of $5,000,000 aggregate face value of Series E Cumulative Senior Preferred Stock, par value $0.00001 per share (the "Series E Stock") and $8,000,000 aggregate face value of Series G Cumulative Convertible Preferred

Stock, par value $0.00001 per share (the "Series G Stock"). The Company will also authorize the issue of up to 60,775 of Series F Cumulative Senior Preferred Stock, which shall be issuable in exchange for Series E Stock and Series E PIK Shares (as defined below) beginning five years from the date of issuance of the Series E Stock (the "Series F Stock" and, when issued, together with the Series E Stock, Series E PIK Shares, Series G Stock and Series G PIK Shares, the "Preferred Stock").

                  (b) Subject to the terms, conditions and adjustments set forth in the Certificate of Designation of the rights and preferences relating to the Series E Stock (the "Series E Designation"); as substantially set forth in the form of Exhibit B: the Series E Stock will bear a cumulative dividend at 10% per annum, compounded semi-annually. The dividend may be paid in the form of cash or, for a period of two years from the date of issuance, in whole or in part in additional shares of Series E Stock having, for each such dividend payment, an aggregate face value equal to the cash value of such dividend to be paid in shares (such shares, "Series E PIK Shares"). When issued, such Series E PIK Shares shall have all of the rights, privileges and obligations of the Series E Stock. Three years from the date of issuance, the cumulative dividend on the Series E Stock (including the Series E PIK Shares) shall increase to 12% per annum, compounded semi-annually. The Series E Stock may be redeemed (i) within one year from the date of issuance, inclusive, at the Company's option, at a price of 83.33% of the Adjusted Face Value (as defined in the Series E Designation) of such shares plus all accrued and unpaid dividends, and (ii) from one year from the date of issuance, at the Company's option, at a price equal to the Adjusted Face Value of such shares; provided, that for purposes of each such redemption, Series E PIK Shares must also be redeemed at the Adjusted Face Value of such shares, and provided, further, that beginning five years from the date of issuance of such Series E Stock, the Company must notify holders of Series E Stock of any intent to redeem any such shares in writing no later than 30 days prior to the proposed closing of such redemption. The Series E Stock shall rank pari passu with the Company's Series A Cumulative Senior Preferred Stock (the "Series A Stock") and the Series F Stock, and any other series of stock authorized and issued by the Board of Directors as pari passu with the Series E Stock.

                  (c) Subject to the terms, conditions and adjustments set forth in the Certificate of Designation of the rights and preferences relating to the Series F Stock; as substantially set forth in the form of Exhibit C: the Series F Stock will bear a cumulative dividend at 12% per annum, compounded semi-annually. The Series F Stock may be converted at any time into shares of Common Stock at a conversion price equal to 85% of the average, for 90 trading days preceding the date of notice to the Company of such conversion, of the high and low trading prices of the Common Stock on any national securities exchange or national automatic quotation system where the Common Stock is listed for trading, or if no such listing is in effect, the fair market value per share as determined in good faith by the Board of Directors. The Series F Stock shall rank pari passu with the Series A Stock and the Series E Stock, and any other series of stock authorized and issued by the Board of Directors as pari passu with the Series F Stock.

                  (d) Subject to the terms, conditions and adjustments set forth in the Certificate of Designation of the rights and preferences relating to the Series G Stock; as substantially set forth in the form of Exhibit D: the Series G Stock will bear a cumulative dividend at 10% per annum, compounded semi-annually. The dividend may be paid in the form of cash or, for a period of two years from the date of issuance, in whole or in part in additional shares of Series G Stock having, for each such dividend payment, an aggregate face value equal to the cash value of such dividend to be paid in shares (such shares, "Series G PIK Shares"). When issued, such Series G PIK Shares shall have all of the rights, privileges and obligations of the Series G Stock. The Series G Stock may be converted, at any time beginning September 3, 2001, into shares of Common Stock at a conversion price of $1.19 per share, subject to adjustment in the event of stock split, stock dividend, recapitalization, reorganization or other similar event. The Series G Stock shall rank pari passu with the Company's 10% Junior Redeemable Convertible Preferred Stock (the "10% Stock"), Series C Convertible Junior Preferred Stock, Series D Cumulative Junior Preferred Stock, Series H Stock, and any other series of stock authorized and issued by the Board of Directors as pari passu with the Series G Stock.

         2.3 Authorization of Amendment of Original Warrant and Issue of New Warrants. The Company will also authorize the (a) amendment and restatement of the Original Warrant to reduce the exercise price thereof to $0.625 per share and to cause such warrant to conform in all respects to Exhibit E hereto and (b) issuance of its Common Stock Purchase Warrants (such amended Original Warrant and any such Common Stock Purchase Warrants which have been issued pursuant to this Restructuring Agreement, and any such Common Stock Purchase Warrants which may be issued in substitution or exchange therefor, herein collectively called the "Warrants") evidencing rights to purchase from the Company an aggregate of 8,800,000 shares of Common Stock, at an exercise price per share of $0.625, at any time or from time to time, and prior to 5:00 p.m., New York City time, on the later of (i) July 23, 2008 and (ii) six months after the date the Notes are fully retired, all subject to the terms, conditions and adjustments set forth in such warrants; such Common Stock Purchase Warrant shall be substantially in the form of Exhibit F attached hereto.

3.       TRANSFER OF SECURITIES.

         3.1 Transfer. The Company hereby agrees to provide to you and, subject to the terms and conditions herein set forth, you agree to or accept from the Company on the Closing Date:

                  (a) the Closing Payment and, if owing, the Credit Facility Payment;

                  (b) Notes in the aggregate principal amount of $7,000,000 plus the Expenses Note Amount, registered in your name or the name of your nominee, in the denomination or denominations specified by you to the Company;

                  (c) shares of Series E Stock in the aggregate face amount of $5,000,000, registered in your name or the name of your nominee in the denomination or denominations specified by you to the Company;

                  (d) shares of Series G Stock in the aggregate face amount of $8,000,000, registered in your name or the name of your nominee in the denomination or denominations specified by you to the Company;

                  (e) the Warrants, in the form of two Warrant certificates, one exercisable for the purchase from the Company of 8,800,000 shares of Common Stock, and one exercisable for the purchase from the Company of 3,165,000 shares of Common Stock (the Warrants, together with the items listed in subsections
(a), (b), (c) and (d) of this Section 3.1, the Closing Payment and, when applicable, the Credit Facility Payment, the "Company Closing Deliveries"),

as full and complete consideration and satisfaction of such Preexisting Obligations. Upon receipt of the instruments and documents evidencing the Preexisting Obligations, subject to Section 12.2 hereto, all Preexisting Obligations including Preexisting Obligations arising from events of default under the Purchase Agreement, the Preexisting Obligations, or any document executed or delivered in connection therewith, shall be hereby and forever waived by you.

         3.2 Closing. The Company will provide you the Company Closing Deliveries on the Closing Date at 10:00 am New York time, at the offices of Weil, Gotshal & Manges LLP at 767 Fifth Avenue, New York, New York 10153.

         3.3 Call Option. Notwithstanding anything contained in this Purchase Agreement to the contrary:

                  (a) from the date of execution of this Restructuring Agreement through June 30, 2001, the Company may elect to and pay you in one payment in immediately available funds, the sum of $18,000,000 plus the sum of the Expenses Note Amount, all accrued but unpaid interest and dividends on the Notes, the Series E Stock and the Series G Stock as of the date thereof plus the face amount of any Series E PIK Shares (plus all accrued but unpaid interest and dividends thereon) or Series G PIK Shares (plus all accrued but unpaid interest and dividends thereon) issued on Series E Stock and Series G Stock, respectively, minus the amount of the Credit Facility Payment if the Credit Facility Payment had theretofore been paid by the Company to you (the "Call Option Price") by wire transfer to an account which you shall designate by notice to the Company, in exchange for the immediate surrender to the Company for cancellation and retirement:

                           (i)      the Notes;

                           (ii)     the Series E Stock;

                           (iii)    the Series E PIK Shares;

                           (iv)     the Series G Stock;

                           (v)      the Series G PIK Shares; and

                           (vi)     the Warrants.

                  (b) from July 1, 2001 through January 2, 2002, the Company may elect to and pay you in one payment the Call Option Price by wire transfer to an account which you shall designate by notice to the Company, in exchange for the immediate surrender to the Company for cancellation and retirement:

                           (i)      the Notes;

                           (ii)     the Series E Stock;

                           (iii)    the Series E PIK Shares;

                           (iv)     the Series G Stock; and

                           (v)      the Series G PIK Shares.

         3.4 Original Issue Discount. The Company and you hereby acknowledge and agree that: (i) the fair market value of the Warrants on their date of issuance is equal to an amount which is less than the product of (a) one-quarter of one percent (0.25%) of the stated redemption price at maturity (as such term is defined in the Code) of the Notes and (b) the number of complete years to maturity of the Notes; (ii) a portion of the purchase price of the Notes which is less than the product described in clause (i), above, will be allocable to the Warrants pursuant to Treas. Reg. 1.1273-2(h), with the balance of the purchase price of the Notes allocable to the Notes; and (iii) pursuant to Treas. Reg. 1.1273, the original issue discount on the Notes shall be considered to be zero. The foregoing agreement shall be applicable for all United States federal, state and local tax purposes of the Company and you.

4. CONDITIONS PRECEDENT. Your obligation to accept the transfer of the Company Closing Deliveries and to release the Company from the Preexisting Obligations at the Closing hereunder is subject to the fulfillment, to your satisfaction, on or before the Date of Closing, of the following conditions:

         4.1 Certain Documents. You shall have received the following, each dated the Date of Closing (unless a different date is indicated below), and each in form, scope and substance reasonably satisfactory to you:

                  (a) the Notes to be acquired by you;

                  (b) the Preferred Stock to be acquired by you;

                  (c) the Warrants to be acquired by you;

                  (d) certified copies of the resolutions of the Board of Directors of each of the Transaction Parties approving this Restructuring Agreement, the Closing Payment, the Credit Facility Payment, the Preferred Stock, the Warrants, the Notes and each of the other Note Documents to which each is or is to be a party, and certified copies of all documents evidencing other reasonably necessary corporate action and governmental approvals, if any, with respect to each of the Note Documents to which each is a party;

                  (e) a certificate of the Secretary or an Assistant Secretary of each of the Transaction Parties certifying the names and true signatures of the officers of such Transaction Party authorized to sign the Restructuring Agreement, the Preferred Stock, the Warrants and the Note Documents to which it is a party and the other documents to be delivered hereunder by such Transaction Party;

                  (f) certified copies of the Certificate or Articles of Incorporation (certified by the Secretary of State of the applicable state of incorporation) dated at least within ten Business Days of the Date of Closing, and bylaws, each as amended to date, of each of the Transaction Parties;

                  (g) a favorable opinion of Thompson Knight Brown, Parker & Leahy, L.L.P., counsel to the Transaction Parties, substantially in the form of Exhibit G attached hereto, and addressing such other matters incident to the matters herein contemplated as you may reasonably request;

                  (h) evidence in form and substance reasonably acceptable to you that certain portions of the Senior Debt existing immediately prior to the date hereof under the Loan Agreement dated as of October 28, 1998 by and among the Company and Comerica Bank-Texas, as agent bank (the "Comerica Facility") have been converted into Series H Cumulative Convertible Preferred Stock of the Company ("Series H Stock") in form and substance reasonably satisfactory to you and the holder of the Senior Debt.

                  (i) an amendment to the Registration Rights Agreement, duly executed and delivered by the Company, indicating that the shares of Common Stock underlying the Preferred Stock and Warrants have been and are now covered by such agreement;

                  (j) an amendment to the Participation Rights Agreement, duly executed and delivered by the Company and the Company's stockholders parties thereto, indicating that the shares of Common Stock underlying the Preferred Stock and Warrants have been are now covered by such agreement;

                  (k) copies of a pro forma consolidated balance sheet for the Transaction Parties as at the Closing Date, reflecting the restructuring contemplated hereby (including issuance of the Notes hereunder and the conversion of the junior participation to Series H Stock), certified by an authorized financial officer of the Company and good-faith management projections and pro forma financial statements for the Transaction Parties for the fiscal year 2001;

                  (l) a Subordinated Guaranty Agreement, duly executed and delivered by each Domestic Subsidiary of the Company;

                  (m) such other documents, agreements or information as you may reasonably request.

         4.2 Representations and Warranties; No Default; No Material Adverse Change. The representations and warranties of the Company and each of the other Transaction Parties contained in this Restructuring Agreement and the other Note Documents shall be true in all material respects on and as of the Date of Closing, except to the extent of changes caused by the transactions herein contemplated; there shall exist on the Date of Closing no Event of Default or Default; there shall exist or have occurred no condition, event or act not otherwise disclosed to you prior to the date hereof in writing which has had a Material Adverse Effect and the Company and each of the other Transaction Parties shall have delivered to you an Officer's Certificate, dated the Date of Closing, to both such effects.

         4.3 Purchase Permitted By Applicable Laws. The transfer of the Company Closing Deliveries to you and the release by you of the Company from the Preexisting Obligations on the terms and conditions herein provided shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation U or X of the Board of Governors of the Federal Reserve System) and shall not subject you to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and you shall have received such certificates or other evidence as you may reasonably request to establish compliance with this condition.

         4.4 Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in substance and form to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you may reasonably request.

         4.5 Related Proceedings. All corporate and other proceedings taken or to be taken in connection with the execution and delivery of, and performance under the Restructuring Agreement, and all documents incident thereto, shall be reasonably satisfactory in substance and form to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you may reasonably request.

         4.6 Company Closing Deliverables. You shall have received the Closing Payment, the Credit Facility Payment, if accrued, the Notes, the Preferred Stock and the Warrants issued pursuant to this Restructuring Agreement.

         4.7 Private Placement Number. Private Placement numbers issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes, the Preferred Stock and the Warrants.

         4.8 Fees. Without limiting the provisions of Section 12.2, your special counsel shall have received its reasonable fees, charges and disbursements to the extent reflected in a statement of such special counsel rendered to the Company at least one Business Day prior to the Closing.

5. PREPAYMENTS. The Notes shall be subject to prepayment only with respect to the prepayments specified in Sections 3.3, 5.1 and 5.2.

         5.1 Optional Prepayment of Notes. Following redemption in full of all outstanding Series E Stock and Series F Stock pursuant to the terms thereof the Company may, at its option, upon notice as provided in Section 5.4, prepay at any time all or any part of the Notes, in an aggregate principal amount of not less than $500,000 or integral multiples of $100,000 in excess thereof (or, if less, the remaining aggregate principal amount of the Notes outstanding at such time), plus accrued and unpaid interest thereon to the date of such prepayment, provided that if such prepayments are made from the Closing Date through December 31, 2001, such prepayment of the Notes in full (but not in part) may be made for a prepayment price of 83.33% of par value plus accrued and unpaid interest, and provided, further, that thereafter prepayments pursuant to this
Section 5.1 shall be made at a prepayment price of par value plus accrued and unpaid interest.

         5.2 Partial Payments Pro Rata. Upon any permitted partial prepayment of Notes pursuant to Section 5.1, the principal amount so prepaid shall be allocated to all Notes at the time outstanding (including, for the purpose of this Section 5.2 only, all such Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to Section 5.1) in proportion to the respective outstanding principal amounts thereof.

         5.3 Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to Section 5.1 or upon acceleration of such final maturity pursuant to Section 8.1), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Restructuring Agreement.

         5.4 Notice of Prepayments. The Company will give each holder of Notes written notice of each required or optional prepayment under Section 5.1 not less than 15 days prior to the date fixed for such prepayment. Each such notice shall specify the date fixed for such redemption, the aggregate principal amount of the Notes to be prepaid on such date, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid and shall state that such prepayment is to be made pursuant to Section 5.1.

6. AFFIRMATIVE COVENANTS.

         6.1 Affirmative Covenants.

         So long as any Note shall remain unpaid (or, if no Note shall remain unpaid but either (a) any Series E Stock shall remain outstanding or (b) any Series F Stock, Series G Stock or Warrants shall be held by you or your affiliate: (i) if at the time in question the Common Stock is listed or admitted to trading on any national securities exchange or is traded in the over-the-counter market and is subject to bid and asked prices with respect thereto being quoted in the Nasdaq National Market, then only with respect to the covenants of the Company set forth in Sections 6.2(i), (ii), (iii) and (x) and 6.3, or (ii) if the Common Stock is not so listed, admitted to trading or subject to such bid and asked prices being so quoted, then only with respect to the covenants of the Company set forth in Sections 6.2, 6.3 and 6.4) the Company covenants that:

         6.2 Financial Statements. The Company will deliver to each holder in duplicate and without cost to you:

                  (i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and reasonably satisfactory in form to the Required Holder(s) and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustment; provided, that delivery pursuant to clause (iii) below of copies of the Quarterly Report on Form l0-Q or 10-QSB, as the case may be, of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i);

                  (ii) as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of income and cash flows and a consolidated statement of stockholders' equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and reasonably satisfactory in form to the Required Holder(s) and reported on by independent public accountants of recognized national standing selected by the Company whose report shall be without limitation as to the scope of the audit and reasonably satisfactory in substance to the Required Holder(s); provided, that delivery pursuant to clause (iii) below of copies of the Annual Report on Form 10-K or l0-KSB, as the case may be, of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii) with respect to consolidated financial statements if such financial statements are included in such report;

                  (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

                  (iv) promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

                  (v) as soon as practicable and in any event within five Business Days after obtaining Knowledge (a) of any condition or event which, in the opinion of management of the Company, would have a Material Adverse Effect, (b) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in clause (iii) of Section 8.1, (c) of the institution of any litigation involving claims against the Company or any of its Subsidiaries equal to or greater than $100,000 with respect to any single cause of action or of any adverse determination in any court proceeding in any litigation involving a potential liability to the Company or any of its Subsidiaries equal to or greater than $500,000 with respect to any single cause of action which makes the likelihood of an adverse determination in such litigation against the Company or such Subsidiary substantially more probable or (d) of any regulatory proceeding which may have a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Person and the nature of any such claimed default, event or condition, or specifying the details of such proceeding, litigation or dispute and what action the Company or any of its Subsidiaries has taken, is taking or proposes to take with respect thereto;

                  (vi) (a) within five Business Days after receipt, a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA and any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, (b) if requested by any holder of the Notes, promptly after the filing thereof with the United States Secretary of Labor or the PBGC or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, (c) immediately upon becoming aware of the occurrence of any "reportable event," as such term is defined in Section 4043 of ERISA, for which the disclosure requirements of Regulation Section 2615.3 promulgated by the PBGC have not been waived, or of any "prohibited transaction," as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by an authorized officer of the Company or the applicable member of the Controlled Group specifying the nature thereof, what action the Company or the applicable member of the Controlled Group is taking or proposes to take with respect thereto, and, when known, any action taken by the PBGC, the Internal Revenue Service or the Department of Labor with respect thereto, (d) promptly after the filing or receiving thereof by the Company or any member of the Controlled Group of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan, and (e) each request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after the request is submitted by the Company or any member of the Controlled Group to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be;

                  (vii) promptly upon delivery thereof to any bank or commercial lender providing a credit facility to the Company, copies of all such notices, reports and other materials which the Company or any Subsidiary is required under such credit facility to deliver to such lender;

                  (viii) promptly upon completion thereof on an annual basis within 60 days following each fiscal year end, a copy of each operating budget and projection of financial performance prepared by or for the Company or any of its Subsidiaries;

                  (ix) within 10 days after the removal or resignation of, or the death or disability of any Executive Officer or Responsible Officer of the Company or any of its Subsidiaries, written notice thereof, together with information in reasonable detail with respect thereto; and

                  (x) with reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as such holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and
(ii) above, the Company will deliver to each Significant Holder an Officer's Certificate in the form of Exhibit H attached hereto demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of Sections 7.1, 7.3(a)(v), 7.3(b), 7.3(c)and 7.3(e) and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause
(ii) above, the Company will deliver to each Significant Holder a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

         The Company also covenants that immediately after obtaining Knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer's Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

         6.3 Information Required by Rule 144A. The Company will, upon the request of the holder of any Security, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be reasonably necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes or Warrants, except at such times as the Company is subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act. For the purpose of this Section 6.3, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

         6.4 Inspection of Property. The Company will permit any Person designated by any Significant Holder in writing, at the Company's expense during the continuance of a Default or Event of Default and otherwise at such Significant Holder's sole cost and expense, to visit and inspect, on behalf of such holder, any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants, all at such reasonable times and as often as such holder may reasonably request; provided, that such Significant Holder and such other Person shall have agreed to comply with the confidentiality provisions set forth in Section 12.8.

         6.5 Covenant to Secure Notes Equally. The Company will, if it or any Subsidiary shall grant or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 7.3(a) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 12.3), make or cause to be made effective a provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured pursuant to such agreements and instruments as shall be approved by the Required Holder(s), and the Company will cause to be delivered to the holder of each Note an opinion of independent counsel to the effect that such agreements and instruments are enforceable in accordance with their terms and that the Notes are equally and ratably secured with such other Indebtedness.

         6.6 Taxes, Existence, Regulations, Property, Etc. The Company will at all times, except where failure or noncompliance could not reasonably be expected to have a Material Adverse Effect (i) pay when due all taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested diligently in good faith and adequate reserves in accordance with GAAP have been established therefor; (ii) do all things reasonably necessary to preserve its existence, qualifications, rights and franchises; (iii) comply with all applicable Legal Requirements (including without limitation Requirements of Environmental Law) in respect of the conduct of its business and the ownership of its Property, and (iv) cause its Property to be protected, maintained and kept in good repair, ordinary wear and tear excepted, and make all replacements and additions to such Property as may be reasonably necessary to conduct its business properly and efficiently.

         6.7 Maintenance of Insurance. The Company will carry and maintain, and cause each Subsidiary to carry and maintain, insurance (subject to customary deductibles and retentions) in at least such amounts and against such liabilities and hazards and by such methods as customarily maintained by other companies operating similar businesses.

         6.8 Maintenance of Directors' and Officers' Insurance. The Company will carry and maintain directors' and officers' liability insurance in at least such amounts and against such liabilities and hazards and by such methods as customarily maintained by other companies operating similar businesses which, in any event, shall be in at least such amounts (subject to customary deductibles and retentions) and against such liabilities and by such methods as are maintained by the Company as of the Date of Closing.

         6.9 ERISA Compliance. To the extent required under applicable statutory funding requirements, the Company will fund, or will cause the applicable member of the Controlled Group to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect, and comply with all applicable provisions of ERISA, in each case, except to the extent that failure to do the same could not reasonably be expected to have a Material Adverse Effect. The Company covenants that it shall and shall cause each member of the Controlled Group to (i) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the contribution obligations under such Plan and the minimum funding standards requirements of ERISA; (ii) prepare and file in a timely manner all notices and reports required under the terms of ERISA including but not limited to annual reports; and (iii) pay in a timely manner all required PBGC premiums, in each case, except to the extent that failure to do the same could not reasonably be expected to have a Material Adverse Effect.

         6.10 Subsidiaries.

                  (i) At the cost and expense of the Company, the Company will cause each subsequently acquired or organized Domestic Subsidiary to execute and deliver a Subordinated Guaranty Agreement in favor of the holders of the Notes contemporaneously with such Domestic Subsidiary possessing or acquiring any tangible or intangible assets or properties.

                  (ii) If and at any time a Subsidiary shall Guarantee or agree to Guarantee any term or revolving credit facility or other instrument evidencing indebtedness of the Company, then at the cost and expense of the Company, the Company will cause each such Subsidiary, to the extent it has not already done so, to execute and deliver a Subordinated Guaranty Agreement, in favor of the holder of the Notes.

         6.11 Maintenance of Books of Record; Reserves. The Company, both individually and on a consolidated basis, will keep proper books of record and account and set aside appropriate reserves, all in accordance with GAAP.

7. NEGATIVE COVENANTS. So long as any Note shall remain unpaid the Company covenants that:

         7.1 Financial Covenants. The Company will not permit:

                  (a) Total Debt to EBITDA Ratio. The ratio of Total Debt to EBITDA for each of the rolling twelve month periods most recently ended, commencing with the twelve month period ended on the earlier of (i) the last day of the month containing the closing date of the Permitted Acquisition and (ii) December 31, 2001, to be greater than the 3.25 to 1.

                  (b) EBITDA to Consolidated Interest Expense. The ratio of EBITDA to Consolidated Interest Expense, for each of the rolling twelve month periods most recently ended, commencing with the twelve month period ended on the earlier of (i) the last day of the month containing the closing date of the Permitted Acquisition and (ii) December 31, 2001, to be less than 2.9 to 1.

                  (c) Year-to-date EBITDA Levels. Permit EBITDA from January 1, 2001 to the last day of each period set forth below, to be less than the minimum amount set forth opposite such period below:


                   Period                                Minimum Amount
                   ------                                --------------

                   March 31, 2001                           $350,000

                   June 30, 2001                           $1,200,000

                   September 30, 2001                      $2,500,000


         7.2 Limitation on Restricted Payments. The Company will not and will not permit any Subsidiary to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment.

         7.3 Liens, Indebtedness, and Other Restrictions. The Company will not and will not permit any Subsidiary to:

                  (a) Liens. Create, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of Section 6.5), except:

                  (i) Liens on property of the Company and its Subsidiaries outstanding on the Date of Closing described in the letter dated as of December 28, 2000 from the Company to you (the "Prudential Letter"), including, without limitation, those securing the Senior Debt;

                  (ii) Liens to secure debt financing permitted by Section 7.3(b)(ii).

                  (iii) statutory Liens incidental to the conduct of business or the ownership of properties of the Company and its Subsidiaries (including Liens in connection with worker's compensation, unemployment insurance and other like laws (other than ERISA Liens), warehousemen's and mechanic's liens and statutory landlord's liens) and Liens to secure the performance of bids, tenders or purchase, construction or sales contracts, or to secure statutory obligations, property taxes and assessments or governmental charges, surety or appeal bonds or other Liens of like general nature which in each case are incurred in the ordinary course of business and not in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in any event materially impair the value or use of the property encumbered thereby in the operation of the business of the Company and its Subsidiaries; provided in each case, that the obligation secured is not overdue;

                  (iv) any Lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price, of property acquired by the Company or its Subsidiaries after the Date of Closing, provided, that all of such Liens may not secure in excess of an aggregate of $8,000,000 of Indebtedness, and provided, further, that all such Indebtedness is supported by a contract with a credit-worthy sovereign, nationally-owned or major independent integrated oil and gas company that provides for payment in full of such Indebtedness as principal and interest thereon is scheduled to be paid, and which the Company demonstrates to you will allow it to maintain compliance with the ratio tests of Section 7.1 hereof, and, provided, further, that all such Liens shall be confined solely to the item or items of property so acquired; and

                  (v) any Lien incurred in connection with a Permitted Acquisition that is limited to the assets or business unit acquired (and the product, proceeds and accretions thereto, including, without limitation, the cash and accounts receivable generated by any such business unit and any assets acquired by such business unit) securing any Indebtedness permitted by Section 7.3(b)(vii).

                  (b) Limitation on Indebtedness. Create, incur, assume or permit to exist any Indebtedness other than:

                  (i) Indebtedness incurred pursuant to this Restructuring Agreement, as evidenced by the Notes, and the subordinated guaranty obligations of the Company's Subsidiaries with respect thereto;

                  (ii) Senior Debt owing pursuant to the New Senior Credit Facility, provided that as a condition to the Company's execution and delivery of the New Senior Credit Facility, $1,000,000 principal amount outstanding under the Existing Credit Facility shall be converted to Series H Stock, and provided, further, that that the principal amount of Indebtedness owing pursuant thereto shall not be in excess of $6,000,000, (which Senior Debt may be incurred whether or not the Company is in compliance with the tests pursuant to Section 7.1 up to and through September 30, 2001), and the senior guaranty obligations of the Company's Subsidiaries with respect thereto;

                  (iii) trade payables and current Indebtedness (other than for borrowed money) incurred in, and deposits and advances accepted in, the ordinary course of business;

                  (iv) Indebtedness of the Company and its Subsidiaries outstanding on the Date of Closing and described in the Prudential Letter, including, without limitation, the Senior Debt owing pursuant to the Existing Senior Credit Facility, but not including any refinancings of such Indebtedness, other than a refinancing of the Senior Debt;

                  (v) Indebtedness secured by the Liens permitted pursuant to clause (iv) of Section 7.3(a);

                  (vi) Indebtedness of up to $15,000,000 (or such greater amount as is acceptable to you based on a case-by-case review by you of contract opportunities that may exceed such maximum) incurred in connection with interim project financing, supported by a contract with a credit-worthy sovereign, nationally-owned or major independent integrated oil and gas company, with such Indebtedness to be retired within the term of such contract at or prior to project conclusion with the collection of associated receivables, for specific purpose large-scale well control events provided, that if such Indebtedness is recourse to the Company, it may be incurred if the Company demonstrates to you it will maintain compliance with the ratio tests of Section 7.1 hereof; and

                  (vii) Indebtedness in connection with the Permitted Acquisition so long as after giving effect thereto no Default or Event of Default shall occur and be continuing and on a pro forma basis the Company is (and is projected to be) in compliance with Section 7.1(a) hereof.

                  (c) Loans and Investments. Make any loan, advance, extension of credit or capital contribution to, or make or have any Investment in, any Person, or make any commitment to make any such extension of credit or Investment, except (i) Permitted Investments; (ii) normal and reasonable advances in the ordinary course of business to officers and employees provided that the proceeds of such advances are not used to purchase securities of the Company; (iii) accounts receivable and accounts payable arising in the ordinary course of business; (iv) deposits in money market funds investing exclusively in Permitted Investments; (v) Investments disclosed in the financial statements delivered pursuant to Section 6.2; (vi) routine advances by any Transaction Party to another Transaction Party (or any Subsidiary of a Transaction Party) in the ordinary course of business other than Investments, not to exceed $500,000 in the aggregate at any time; and (vii) other Investments not to exceed $500,000 in the aggregate at any time.

                  (d) Mergers, Consolidations and Acquisitions, etc. In any single transaction or series of transactions, directly or indirectly: (i) liquidate or dissolve provided that any Subsidiary of the Company may liquidate, dissolve or take action to wind-up its operations if (1) the Company determines such action to be in the best interests of the Company and its Subsidiaries, (2) liquidating dividends are paid to the Company, and (3) the Company gives the holder of each Note written notice of such action at least thirty (30) days prior to taking such action; (ii) be a party to any merger or consolidation unless and so long as (1) no Default or Event of Default has occurred and is then continuing, (2) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default or an Event of Default,
(3) a Transaction Party is the surviving Person (provided, that the Company must be the surviving Person in a merger or consolidation that involves the Company);
(4) the surviving Person ratifies and assumes each Subordinated Note Document to which any party to such merger was a party, and (5) the holder of each Note is given at least 30 days' prior notice of such merger or consolidation; or (iii) acquire any real Property or any material personal Property after the Date of Closing with respect to which the aggregate consideration in the form of cash and assumed Indebtedness would exceed $3,000,000; provided the Company may make Permitted Acquisitions so long as after giving effect thereto no Default or Event of Default shall occur and be continuing and on a pro forma basis the Company is (and is projected to be) in compliance with Section 7.1(a) hereof.

                  (e) Limitation on Asset Dispositions. Except for Permitted Dispositions, the Company shall not (i) make or permit to be made any Asset Disposition or series of Asset Dispositions provided, that a sale of equipment by the Company or any of its Subsidiaries shall not be an Asset Disposition if
(x) at the time of such sale the Company or such Subsidiary intends in good faith to replace the equipment so sold with similar equipment of the same or greater Fair Market Value, (y) within 60 days of such sale the Company or such Subsidiary actually replaces the equipment so sold with similar equipment of the same or greater Fair Market Value and (z) such sale comports with the past business practices of the Company or such Subsidiary, or (ii) transfer or otherwise dispose of any equity interest in any of the Company's Subsidiaries or any Indebtedness of any of the Company's Subsidiaries or issue or permit any Subsidiary of the Company to issue any additional equity interest other than equity issued to the Company as a wholly owned subsidiary.

                  (f) Sale or Discount of Receivables. Sell with recourse, discount (other than to the extent of finance and interest charges included therein) or otherwise sell for less than face value thereof, any of its notes or accounts receivable, except notes or accounts receivable the collection of which is doubtful in accordance with GAAP.

                  (g) Transactions With Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise (i) any Affiliate, (ii) any Person owning, beneficially or of record, directly or indirectly, either individually or together with all other Persons to whom such Person is related by blood, adoption or marriage, stock of the Company (of any class having ordinary voting power for the election of directors) aggregating 5% or more of such voting power or (iii) any Person related by blood, adoption or marriage to any Person described or coming within the provisions of clause (i) or (ii) of this Section 7.3(g), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

                  (h) Management Compensation Restriction. Pay or incur any liability for Executive Compensation in excess of what is then customary of companies of similar type, size and profitability engaged in the same or similar business as the Company.

         7.4 Nature of Business. Except for Permitted Acquisitions and Permitted Dispositions, the Company will not and will not permit any Subsidiary to change the nature of its business or enter into any business which is substantially dissimilar from the businesses in which it is presently engaged or presently proposes to engage as described in public filings of the Company as of the date hereof.

         7.5 Other Agreements. The Company will not and will not permit any of its Subsidiaries to enter into or permit to exist any agreement (i) which would cause a Default or Event of Default hereunder or (ii) which contains any provision which would be violated or breached by the performance of the obligations of the Company and its Subsidiaries hereunder or under any of the other Note Documents.

         7.6 Limitation on Certain Restrictive Agreements. Except in connection with Indebtedness permitted under Sections 7.3(b)(ii), (iv), (v) and (vi), the Company will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist any contractual obligation, other than the Note Documents, which in any way restricts the ability of the Company or any of its Subsidiaries to
(i) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, (ii) make any prepayments or purchases of the Notes required under this Restructuring Agreement, (iii) make any dividends or distributions, or any payments required under this Restructuring Agreement or any other Note Document or (iv) transfer any of its property or assets (whether as a dividend or otherwise) to the Company or a Wholly Owned Subsidiary of the Company.

         7.7 Prohibition Against Layering. The Company will not and will not permit any Subsidiary to incur, create, issue, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for, or permit to remain outstanding, any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt or any Guarantee in respect thereof and senior to the Notes or any Guaranty Agreement.

         7.8 Limitation on Subsidiaries Activities. (i) The Company will not permit any Subsidiary to issue any Voting Stock of such Subsidiary or other equity interest in such Subsidiary except to the Company or a Wholly Owned Subsidiary, (ii) the Company will not and will not permit any Subsidiary to sell or transfer any Indebtedness or Voting Stock of another Subsidiary or other equity interests in such other Subsidiary except to the Company or a Wholly Owned Subsidiary and (iii) the Company will not and will not permit any Subsidiary to form, create or acquire any Subsidiary, except that the Company may (subject to the other provisions of this Restructuring Agreement) form, create or acquire a Wholly Owned Subsidiary so long as (a) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default; (b) such Subsidiary (and, where applicable, the Company) shall execute and deliver a Guaranty Agreement and (c) the holder of each Note is given reasonable prior notice of such formation, creation or acquisition, unless such Subsidiary has no tangible or intangible assets or properties, in which case the holder of each Note shall be given reasonable prior notice of the date upon which such Subsidiary is expected to first possess or acquire any tangible or intangible assets or properties.

8. EVENTS OF DEFAULT.

         8.1 Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

                  (i) the Company defaults in the payment of any principal of any Note, when the same shall become due, either by the terms thereof or otherwise as herein provided; or

                  (ii) the Company defaults in the payment of any interest on any Note and such default is continuing for more than five Business Days after the date due; or

                  (iii) the Company or any Subsidiary (a) defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) in an aggregate amount in excess of $1,000,000 beyond any period of grace provided with respect thereto or (b) fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause or permit the holder of obligation to cause such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity; or

                  (iv) any representation or warranty made by the Company or any of its Subsidiaries herein or in any of the other Note Documents, or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Restructuring Agreement shall be false in any material respect on the date as of which made; or

                  (v) the Company fails to perform or observe any term, covenant or agreement contained in Section 7 (other than Section 7.1 which is addressed in Section 8.1(xviii) below); or

                  (vi) the Company or any Subsidiary fails to perform or observe any other agreement, covenant, term or condition contained herein, or in any of the other Note Documents and such failure continues unremedied for a period of 30 days after (a) written notice thereof is given by the holder of any Note to the Company or (b) the Company otherwise obtains Knowledge of such default, whichever is earlier; or

                  (vii) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

                  (viii) any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (the "Bankruptcy Law"), of any jurisdiction; or

                  (ix) the Company or any Subsidiary petitions or applies to any Tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

                  (x) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                  (xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

                  (xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing 10% or more of the consolidated net worth of the Company and the Subsidiaries on a consolidated basis, or the divestiture of assets or stock of a Significant Subsidiary, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

                  (xiii) any judgment or order, or series of judgments or orders, in an amount in excess of $500,000 (excluding any such judgment or order described in the Prudential Letter, is rendered against the Company or any Subsidiary and either (i) enforcement proceedings have been commenced by any creditor upon such judgment or order or (ii) within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

                  (xiv) any Termination Event with respect to a Plan shall have occurred and, within 30 days after the occurrence thereof, (a) such Termination Event (if correctable) shall not have been corrected and
         (b) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $1,000,000 (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount); or

                  (xv) the Company or any of its ERISA Affiliates as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an aggregate amount exceeding $1,000,000; or

                  (xvi) the Subordinated Guaranty Agreement shall for any reason cease to be valid and binding on the applicable guarantor or any party to the Guaranty Agreement states to any holder of a Note or asserts in writing that the Guaranty Agreement is not valid and binding on such guarantor; or

                  (xvii) a Change in Control shall occur; or

                  (xviii) the Company fails to perform or observe any covenant contained in Section 7.1 and such default is not waived or "deemed cured" within a reasonable period of time which shall, for purposes of this Agreement, be 30 days (for purposes of this Section 8.1(xviii) only, a default under Sections 7.1(a) and 7.1(b) will be "deemed cured" if the Company raises funds(other than by incurring Indebtedness) and applies 50% of the proceeds thereof to prepay Senior Debt and 50% of the proceeds thereof to repurchase Series E Stock and if, for purposes of compliance with the covenants of Section 7.1(a) and 7.1(b), Total Debt were reduced by the amounts used in such prepayment of Senior Debt and repurchase of Series E Stock, the Company would have been in compliance on date of such default).

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this Section 8.1, the holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this Section 8.1, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (c) if such event is not an Event of Default specified in clause (viii), (ix) or (x) of this Section 8.1, the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

         8.2 Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to Section 8.1, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of the Notes which has become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal at the rate specified in the Notes, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to Section 12.3, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Restructuring Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

         8.3 Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to Section 8.1 or any such declaration shall be rescinded and annulled pursuant to Section 8.2, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

         8.4 Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Restructuring Agreement, such Note and the other Note Documents by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Restructuring Agreement or the other Note Documents or in aid of the exercise of any power granted in this Restructuring Agreement or the other Note Documents. No remedy conferred in this Restructuring Agreement or the other Note Documents upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

9. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows:

         9.1 Organization and Qualification. Each of the Transaction Parties is a corporation duly organized and validly existing in good standing under the laws of its state of incorporation, and is duly licensed and in good standing as a foreign corporation in each jurisdiction in which the nature of the business transacted or the property owned is such as to require licensing or qualification as a foreign corporation. The Company has no Subsidiaries other than the Subsidiaries listed on Schedule 9.1, each of which is a Wholly Owned Subsidiary of the Company. The execution, delivery and performance by the Company of the Notes, the Warrants, this Restructuring Agreement, the other Note Documents to which it is a party, and the execution, delivery and performance by each of the other Transaction Parties of the Note Documents to which it is a party, are within the Company's and the other Transaction Parties' respective corporate powers and have been duly authorized by all necessary corporate action. None of the transactions contemplated by this Restructuring Agreement, including the issuance by the Company of the Notes, the Warrants, or the Preferred Stock, or the exercise of such Warrants and conversion of such Preferred Stock, requires approval of the stockholders of the Company pursuant to the General Corporation Law of the State of Delaware nor the rules and regulations of the American Stock Exchange or any other national or international stock exchange, quotation system or over-the-counter market where the Company's Common Stock is currently traded or where it potentially may be traded in the foreseeable future.

         9.2 Financial Statements. The Company has furnished you with the following financial statements, identified by a principal financial officer of the Company: (i) consolidated balance sheets of the Company and its Subsidiaries as at December 31, 1999, and consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the fiscal year ended on each date and (ii) consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2000, and consolidated statements of income, stockholders' equity and cash flows for the nine months ended September 30, 2000, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, stockholders' equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated. There has been no Material Adverse Effect since September 30, 2000.

         9.3 Actions Pending. Except as described in Schedule 9.3, there is no action, suit, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which, if adversely determined, might result in a liability of greater than $100,000 or might otherwise result in any Material Adverse Effect. There is no action, suit, investigation or proceeding pending or threatened against the Company or any of its Subsidiaries which purports to affect the validity or enforceability of this Restructuring Agreement, any Note, any Warrant or any of the other Note Documents.

         9.4 Outstanding Indebtedness. Neither the Company nor any of its Subsidiaries has outstanding any Indebtedness except as permitted by Section 7.3(b), all of which Indebtedness is described in Schedule 9.4 attached hereto. There exists no default under (and no waiver of default is currently in effect with respect to) the provisions of any instrument evidencing such Indebtedness or of any agreement relating thereto, and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

         9.5 Title to Properties. The Company has and each of its Subsidiaries has good and marketable title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the balance sheet as of September 30, 2000, referred to in Section 9.2 (other than properties and assets disposed of in the ordinary course of business) or as otherwise described in the Company's current report to the Securities and Exchange Commission ("SEC") on Form 8-K dated October 11, 2000, subject to no Lien of any kind except Liens permitted by Section 7.3(a). All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

         9.6 Possession of Franchises, Licenses. The Company and each of its Subsidiaries possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that are reasonably necessary in any material respect for the ownership, maintenance and operation of its respective properties and assets, and none of the Company or any of its Subsidiaries is in violation of any thereof in any material respect.

         9.7 Taxes. The Company has and each of its Subsidiaries has filed all federal, state and other income tax returns which, to the Knowledge of the Company, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

         9.8 Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the execution nor delivery of this Restructuring Agreement, the Notes, the Warrants or the other Note Documents, nor the offering, issuance and sale of the Notes and the Warrants, nor fulfillment of nor compliance with the terms and provisions of this Restructuring Agreement, the Notes, the Warrants or the other Note Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or bylaws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Except as provided in the documentation of the Senior Debt, neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company of the type to be evidenced by the Notes.

         9.9 Authorized Capital Stock. The authorized capital stock of the Company consists of 125,000,000 shares of common stock, $0.0000l per share par value, and 5,000,000 shares of Preferred Stock, $0.00001 per share par value. As of November 30, 2000, the outstanding capital stock of the Company consists of 31,625,166 shares of Common Stock and 141,763 shares of Existing Preferred Stock. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The Company does not have outstanding any warrants, options, convertible securities or other rights for the purchase or acquisition of shares of its capital stock other than (a) the Warrants and (b) as described in Schedule 9.9 attached hereto. The Series E Stock, Series F Stock, Series G Stock, Series E PIK Shares and Series G PIK Shares (collectively, the "Convertible Shares") and the shares of Common Stock issuable upon the exercise or conversion of such securities (the "Conversion Shares"), and shares of Series F Stock issuable upon conversion of the Series E Stock, have been duly and validly authorized, and when issued, will be validly issued, fully paid and nonassessable. Such Conversion Shares have been duly reserved for issuance upon the conversion of the Convertible Shares, and the Series F Stock has been duly reserved for issuance upon the conversion of the Series E Stock and Series E PIK Shares. The Company has duly reserved 11,965,396 shares of Common Stock for issuance upon the exercise of the Warrants. No shareholder of the Company or any other Person is entitled to preemptive or similar rights with respect to the shares of Common Stock which are issuable upon the conversion of the Convertible Shares or the exercise of the Warrants and, if and when issued upon the conversion of the Convertible Shares or the exercise of the Warrants in accordance with the provisions thereof, such shares will be validly issued, fully paid and nonassessable shares.

         9.10 Offering of the Securities. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Securities for sale to, or solicited any offers to buy the Securities other than the existing preferred stock of the Company and the Series H Stock from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Securities to the provisions of Section 5 of the Securities Act or to any similar provisions of any securities or Blue Sky law of any applicable jurisdiction.

         9.11 ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or would be a Material Adverse Effect. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be a Material Adverse Effect. The execution and delivery of this Restructuring Agreement and the issuance and sale of the Securities will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.

         9.12 Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Securities is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental or regulatory body (other than routine filings after the Date of Closing with the Securities and Exchange Commission and/or state Blue Sky authorities and the possible requirement that a filing be made pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended in connection with an exercise of the Warrants) or the conversion of the Convertible Shares in connection with the execution and delivery of this Restructuring Agreement or the other Note Documents and the fulfillment of or compliance with the terms and provisions of this Restructuring Agreement, the Registration Rights Agreement or the Participation Rights Agreement or of the Securities.

         9.13 Environmental Compliance. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to comply would not result in a Material Adverse Effect.

         9.14 Fiscal Year. The fiscal year of the Company and each of its Subsidiaries ends as of December 31 of each year.

         9.15 Disclosure. Neither this Restructuring Agreement, the other Note Documents nor any other document, certificate or statement furnished to you by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact reasonably necessary in order to make the statements contained herein and therein not misleading. Other than as has been described in the Company's reports on Forms 10-K, 10-Q, 8-K or
Schedule 14A as filed with the SEC, there is no fact peculiar to the Company or any of its Subsidiaries which constitutes a Material Adverse Effect or in the future may (so far as the Company can now foresee) constitute a Material Adverse Effect and which has not been set forth in this Restructuring Agreement, the other Note Documents or in the other documents, certificates and statements furnished to you by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby.

         9.16 Investment Company Act. Neither the Company, any of its Subsidiaries nor any Person controlling the Company or any of its Subsidiaries is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

10. SUBORDINATION OF NOTES.

         10.1 Subordination. Anything in this Agreement to the contrary notwithstanding, the indebtedness evidenced by the Notes, together with interest and all other sums due and owing pursuant to the Note Documents, shall be subordinate and junior to the extent set forth in subparagraphs (i) to (v), inclusive, below, to the Senior Debt.

                  (i) In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Company, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, then the Senior Debt shall first be paid in full before any payment of or on account of principal, if any, or interest is made by the Company upon the Notes.

The consolidation of the Company with, or the merger of the Company with or into, another corporation or entity or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation or entity upon the terms and conditions provided in Section 7.3(d) shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this paragraph if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Section 7.3(d).

                  (ii) In any of the proceedings referred to in subparagraph (i) above, any payment or distribution of any kind or character, whether in cash, property, stock or obligations, which may be payable or deliverable by the Company in respect of the Notes shall be paid or delivered directly to the holders of Senior Debt (or to a banking institution selected by the court or Person making the payment or delivery or designated by any holder of Senior Debt) for application in payment thereof in accordance with the priorities then existing among such holders, unless and until all Senior Debt shall have been paid in full; provided, however, that

                           (a) if the payment or delivery by the Company of such
                  cash, property, stock or obligations to the holders of the Notes is authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of the Notes to Senior Debt, and made in a reorganization proceeding under any applicable bankruptcy or reorganization law, no payment or delivery by the Company of such cash, property, stock or obligations payable or deliverable with respect to the Notes shall be made to the holders of Senior Debt; and

                           (b) no such delivery shall be made to holders of
                  Senior Debt of stock or obligations which are issued pursuant to reorganization proceedings if such stock or obligations are subordinate and junior (whether by law or agreement) at least to the extent provided in this Section 10 to the payment of all Senior Debt then outstanding and to the payment of any stock or obligations which are issued in exchange or substitution for any Senior Debt then outstanding.

                  (iii) If the Company shall default in the payment of any principal of or interest on any Senior Debt in an amount in excess of $250,000 owing under any single instrument when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, unless and until the date on which such default shall have been remedied by payment in full or waived in writing, no holder of the Notes shall accept or receive any direct or indirect payment of or on account of any indebtedness in respect of the Notes.

                  (iv) Upon the occurrence and during the continuance of any Default Subordination Event (other than under circumstances when the terms of subparagraph (i) above are applicable), no holder of the Notes shall accept or receive any direct or indirect payment by set-off or otherwise of or on account of any indebtedness in respect of the Notes during the Stand-Still Period, provided that (a) there shall be no more than two Stand-Still Periods during the term of the Notes and only one in any period of 365 consecutive days and (b) in the case of any payment on or in respect of any Notes which would (in the absence of any such Default Subordination Event) have been due and payable on any date during such Stand-Still Period, the provisions of this subparagraph (iv) shall not prevent such payment on or after the date immediately following the termination of such Stand-Still Period.

                  (v) If any payment or distribution of any character, whether in cash, securities or other property, shall be received by any holder of Notes in contravention of any of the terms of this Section 10 and before all the Senior Debt shall have been paid in full, such payment or distribution shall be received in trust for the benefit of the holders of the Senior Debt at the time outstanding and shall forthwith be paid over or delivered and transferred to the holders of Senior Debt.

         10.2 Obligation of the Company Unconditional. The provisions of this
Section 10 are for the purpose of defining the relative rights of the holders of Senior Debt on the one hand, and the holders of the Notes on the other hand, against the Company and its property, and nothing herein shall impair, as between the Company and the holders of the Notes, the obligation of the Company, which is unconditional and absolute, to pay to the holders thereof the principal thereof and interest thereon in accordance with their terms and the provisions hereof, nor shall anything herein prevent the holders of the Notes from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder or under the Notes (including, without limitation, the right to demand payment and sue for performance hereof and of the Notes and to accelerate the maturity thereof as provided in Section 8.1), subject to the rights, if any, under this Section 10 of holders of Senior Debt to receive cash, property, stock or obligations otherwise payable or deliverable by the Company to the holders of the Notes.

         10.3 Subrogation. Upon full and final payment of the Senior Debt, the holders of the Notes shall be subrogated to the rights of the holders of the Senior Debt to receive payments or distributions of assets of the Company made on Senior Debt until the principal of and interest on the Notes shall be paid in full, and, for the purposes of such subrogation, no payments to the holders of Senior Debt of any cash, property, stock or obligations to which the holders of the Notes would be entitled shall, as between the Company, its creditors (other than the holders of the Senior Debt) and the holders of the Notes, be deemed to be a payment by the Company to or on account of Senior Debt.

         10.4 Subordination Definitions.

                  "Default Subordination Event" shall mean the existence of all of the following: (i) a Subordination Event of Default shall have occurred and be continuing in respect of any Senior Debt, (ii) the holders of the Notes shall have received a notice from or on behalf of any holder of such Senior Debt identifying each Subordination Event of Default which has occurred and is continuing and that such notice constitutes a "Default Subordination Notice" and
(iii) no other Default Subordination Notice shall have been delivered by any holder of Senior Debt within the 365 day period immediately preceding the giving of such notice; provided that no fact or circumstances of a Subordinated Event of Default existing on the date of such Default Subordinated Notice may be used as a basis for any subsequent Default Subordination Notice. The "Stand-Still Period" relating to any Default Subordination Event shall be deemed to continue until the earlier of (x) the Subordination Event of Default under the Senior Debt giving rise thereto shall have been cured or waived, (y) a period of 90 days shall have elapsed from the giving of the Default Subordination Notice relating thereto and (z) the maturity of such Senior Debt shall have been accelerated.

                  "Subordination Event of Default" shall mean (i) any default in the payment of any principal or interest on any Senior Debt in an amount in excess of $250,000 or less owing under any single instrument when the same becomes due and payable, or (ii) any event of default under any agreement evidencing Senior Debt arising as a result of a breach of covenants which would entitle the holders of such Senior Debt to accelerate the obligations under such Senior Debt.

11. DEFINITIONS. For the purpose of this Restructuring Agreement, the terms defined in the introductory sentence and elsewhere in this Restructuring Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         11.1 Terms.

                  "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" means this Subordinated Note Restructuring Agreement, as it may from time to time be amended, modified, restated or supplemented.

                  "Asset Disposition" shall mean, with respect to the Company or any Subsidiary, any transaction or series of related transactions in which such Person sells, conveys, transfers or leases (as lessor) or parts with control of (collectively, for purposes of this definition, a "transfer"), directly or indirectly, any of its property or assets, including, without limitation, any Indebtedness of any Subsidiary or capital stock of or other equity interests in any Subsidiary (including the issuance of such stock or other equity interests by such Subsidiary), other than transfers of cash or cash equivalents; provided, that a sale of equipment by the Company or any of its Subsidiaries shall not be an Asset Disposition if (i) at the time of such sale the Company or such Subsidiary intends in good faith to replace the equipment so sold with similar equipment of the same or greater Fair Market Value, (ii) within 60 days of such sale the Company or such Subsidiary actually replaces the equipment so sold with similar equipment of the same or greater Fair Market Value, and (iii) such sale comports with the past business practices of the Company or such Subsidiary.

                  "Bankruptcy Law" shall have the meaning specified in clause
(viii) of Section 8.1.

                  "Board" shall mean the Board of Directors of the Company.

                  "Business Day" shall mean any day on which banks are open for business in New York City (other than a Saturday, a Sunday or a legal holiday in the States of New York or New Jersey).

                  "Capitalized Lease Obligation" shall mean any rental obligation which, under GAAP, would be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

                  "Change in Control" shall mean (i) the acquisition (other than an acquisition by the heirs, legatees, descendants, or blood relatives of a shareholder as a result of the death of such shareholder) by (a) any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Date of the Closing) or (b) related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Date of the Closing), of beneficial ownership of 25% or more of the outstanding shares of Voting Stock of the Company provided, that the conversion of the Preferred Stock or exercise of the Warrants by you or the conversion of the Series H Stock or the exercise of warrants or the ownership of shares of common stock owned by Specialty Finance Fund I, LLC or its affiliates shall not cause a "Change in Control" to occur hereunder or (ii) an event or series of related events that results in the resignation or removal of (a) the Executive Officers or (b) a majority of the Board of Directors of the Company.

                  "Closing" or "Date of Closing" shall have the meaning specified in Section 1.1.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

                  "Common Stock" shall have the meaning specified in the Recitals.

                  "Confidential Information" shall mean any material non-public information regarding the Company or any of its Subsidiaries that is marked by the Company as confidential and is provided to the holder of a Note, any Person that purchases a participation in a Note or any offeree of a Note or of a participation therein pursuant to this Restructuring Agreement, other than information (i) that was publicly known or otherwise known to such holder, such Person or such offeree at the time of disclosure, (ii) that subsequently becomes publicly known through no act or omission of such holder, such Person or such offeree or (iii) that otherwise becomes known to such holder, such Person or such offeree other than through disclosure by the Company or any Subsidiary.

                  "Consolidated Interest Expense" shall mean, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its

Subsidiaries in accordance with GAAP): (i) all interest and prepayment charges in respect of Indebtedness of the Company and its Subsidiaries (including imputed interest in respect of Capitalized Lease Obligations and net costs of Swaps) deducted in determining consolidated net income for such period, together with all interest capitalized or deferred during such period and not deducted in determining consolidated net income for such period, and (ii) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

                  "Consolidated Net Income" shall mean, with respect to any period, the net income (or loss) of the Company and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries, in accordance with GAAP.

                  "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

                  "Convertible Securities" shall mean any debt instrument that is by its terms convertible, in whole or in part, into an equity interest in the Company or any of its Subsidiaries.

                  "Director" shall have the meaning set forth in Section 12.20(b) hereof.

                  "Domestic Subsidiary" shall mean any Subsidiary that is organized under the laws of the United States, one of the several states thereof or the District of Columbia.

                  "EBITDA" shall mean, for any period, the sum of (i) Consolidated Net Income, plus (ii) to the extent deducted in the determination of Consolidated Net Income, (a) all provisions for federal, state and other income tax, (b) Consolidated Interest Expense and (c) provisions for depreciation and amortization, provided, however, that so long as the Company shall have delivered to the holder of each Note financial information regarding a Permitted Acquisition which discloses the prior operating results thereof, the pro forma effect of such acquisition during such 12-month period shall be permitted to be included in EBITDA for the Company or a Subsidiary as if such acquisition occurred on the first day of such period.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the U.S. Department of Labor thereunder.

                  "ERISA Affiliate" shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

                  "Event of Default" shall mean any of the events specified in
Section 8.1, provided, that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Executive Compensation" shall mean the aggregate of all salary, bonus and other compensation paid by the Company or its Subsidiaries in whatever form paid to or for the benefit of the Executive Officers.

                  "Executive Officer" shall mean the chairman of the board, chief executive officer, president, chief operating officer, chief financial officer or chief accounting officer of the Company.

                  "Existing Preferred Stock" shall mean, with respect to the Company, all of the shares of 10% Junior Redeemable Convertible Preferred Stock , Series A Stock, Series B Convertible Preferred Stock, Series C Cumulative Convertible Junior Preferred Stock and Series D Cumulative Junior Preferred Stock, in each case, that has been issued as of the Date of Closing.

                  "Existing Senior Credit Facility" shall mean that certain Loan Agreement dated as of October 28, 1998 among the Company, as borrower, Comerica Bank-Texas, as agent and as lender, as the same may from time to time be supplemented, amended, renewed, extended, refunded or replaced.

                  "Expenses" shall have the meaning specified in Section 12.2.

                  "Expenses Cash Payment" shall have the meaning specified in
Section 12.2.

                  "Expenses Note Amount" shall have the meaning specified in
Section 12.2.

                  "Fair Market Value" shall mean, at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

                  "GAAP" shall have the meaning specified in Section 11.2.

                  "Governmental Authority" shall mean any foreign governmental authority, the United States of America, any State of the United States, and any political subdivision of any of the foregoing, and any central bank, agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the holder of any Note, any Transaction Party or their respective Property.

                  "Guarantee" shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

                  "Hazardous Substance" shall mean petroleum products and any hazardous or toxic waste or substance defined or regulated as such from time to time by any law, rule, regulation or order described in the definition of "Requirements of Environmental Law".

                  "Indebtedness" shall mean, with respect to any Person or consolidated group of Persons, without duplication, (i) all items (excluding items of contingency reserves or of reserves for deferred income taxes) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person or consolidated group of Persons (but excluding accounts payable in the ordinary course of business) as of the date on which Indebtedness is to be determined; (ii) all indebtedness secured by any Lien on, or payable out of the proceeds of production from, any property or asset owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed; (iii) redemption obligations in respect of mandatorily redeemable preferred stock; (iv) Swaps;
(v) unfunded pension liabilities; (vi) obligations as an account party in respect of letters of credit; and (vii) Guarantees of Indebtedness of other Persons of the types described in the foregoing clauses (i) through (vi).

                  "Intangibles" shall include, without limitation, (i) deferred charges; (ii) the amount of any write-up in the book value of any acquired assets in excess of fair market value and (iii) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like intangibles.

                  "Investment" shall mean the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, transfer of Property (other than transfers in the ordinary course of business) or capital contribution to, or the incurring of any liability (other than accounts arising in the ordinary course of business), contingently or otherwise, in respect of the Indebtedness of, any Person.

                  "Junior Preferred Stock" shall have the meaning set forth in the definition "Restricted Payment."

                  "Knowledge" of the Company shall mean the actual knowledge of any Executive Officer.

                  "Legal Requirement" shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, whether presently existing or arising in the future.

                  "Lien" shall mean any mortgage, pledge, priority, security interest, encumbrance, contractual deposit arrangement, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any production payment, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

                  "Material Adverse Effect" shall mean any material and adverse effect on the ability of the Company or any of its Subsidiaries to perform its obligations under any Note Document to which it is a party or on the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Company and its Subsidiaries on a consolidated basis.

                  "Multiemployer Plan" shall mean any Plan which is a "multiemployer plan" (as such term is defined in section 400l(a)(3) of ERISA).

                  "New Senior Credit Facility" shall mean any credit instrument or agreement at any time and from time to time entered into by the Company with any financial institution or institutions within the limitations of Section 7.3(b)(ii), as the same may from time to time be supplemented, amended, renewed, extended, refunded or replaced.

                  "Note Documents" shall mean this Restructuring Agreement, the Notes, the Warrants, the Participation Rights Agreement, the Registration Rights Agreement, the Guaranty Agreement, and all other instruments, certificates, documents and other writings now or hereafter executed and delivered by any Transaction Party or any other Person pursuant to or in connection with any of the foregoing or any of the transactions contemplated thereby, and any and all amendments, restatements, supplements and other modifications to any of the foregoing.

                  "Notes" shall have the meaning specified in Section 2.1.

                  "Obligations" shall mean, as at any date of determination thereof, the sum of the following: (i) the aggregate principal amount of Notes outstanding on such date, plus (ii) all other outstanding liabilities, obligations and Indebtedness of any Transaction Party under this Restructuring Agreement, any Note, the Guaranty Agreement or any of the other Note Documents on such date.
                  "Observer" shall have the meaning set forth in Section 12.20.

                  "Officer's Certificate" shall mean a certificate signed in the name of a Transaction Party by its President, one of its Vice Presidents or its Treasurer.

                  "Participation Rights Agreement" shall mean the Participation Rights Agreement, dated as of July 23, 1998, substantially in the form of
Exhibit I attached hereto, by and among you, the Company and certain holders of the Company's common stock as the same may be amended, restated, supplemented or otherwise modified from time to time.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Permitted Acquisition" shall have the meaning set forth in the Prudential Letter.

                  "Permitted Disposition" shall have the meaning set forth in the Prudential Letter.

                  "Permitted Investments" shall mean: (i) readily marketable securities issued or fully guaranteed by the United States of America with maturities of not more than one year, (ii) commercial paper rated "Prime 1" by Moody's Investors Service, Inc. or "A-1" by Standard and Poor's Ratings Services with maturities of not more than 180 days and (iii) certificates of deposit or repurchase obligations issued by any U.S. domestic bank having capital surplus of at least $100,000,000 or by any other financial institution acceptable to you, all of the foregoing not having a maturity of more than one year from the date of issuance thereof.

                  "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

                  "Plan" shall mean an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

                  "Preferred Dividends" shall mean, with respect to any period, dividends or other charges in respect of shares of the capital stock of the Company that are entitled to preference or priority over any other shares of the capital stock of the Company in respect of payment of dividends or distribution of assets upon liquidation.

                  "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

                  "Prudential" shall mean The Prudential Insurance Company of America.

                  "Prudential Letter" shall have the meaning specified in
Section 7.3(a)(i).

                  "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated July 23, 1998 as amended by amendment dated of even date herewith, substantially in the form of Exhibit J attached hereto, by and between you and the Company as the same may be amended, restated, supplemented or otherwise modified from time to time.

                  "Required Holder(s)" shall mean the holder or holders of at least 66 2/3% of the aggregate principal amount of the Notes from time to time outstanding.

                  "Requirements of Environmental Law" shall mean all requirements imposed by any law (including for example and without limitation The Resource Conservation and Recovery Act and The Comprehensive Environmental Response, Compensation, and Liability Act), rule, regulation, or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority in effect at the applicable time which relate to (i) noise; (ii) pollution, protection or clean-up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, discharge or storage of Hazardous Substances.

                  "Responsible Officer" shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of a Transaction Party.

                  "Restricted Payment" shall mean (i) the declaration of any dividend on, or the incurrence of any liability to make any other payment or distribution in respect of any capital stock or equity equivalent (except, in the case of a Subsidiary, dividends or other payments or distributions in respect of its capital stock to the Company or a Wholly Owned Subsidiary) or
(ii) the distribution on account of the purchase, redemption or other retirement of any such capital stock (except, in the case of a Subsidiary, purchases, redemptions or other retirements of its capital stock from the Company or a Wholly Owned Subsidiary), provided, that such term shall specifically exclude
(a) cash or paid-in-kind dividends on the Series E Stock, Series F Stock, Series G Stock, (b) paid-in-kind dividends on the Series A Stock, Series E Stock,

Series F Stock, Series G Stock, Series H Stock and the 10% Stock (collectively, "Junior Preferred Stock"), and (c) the declaration and payment of dividends in respect of common stock payable solely in common stock.

                  "Scheduled Principal Payments" shall mean scheduled principal payments due with respect to Indebtedness of the Company or any of its Subsidiaries whether such scheduled payment is due because of amortization or maturity of such Indebtedness.

                  "Securities" shall mean the Notes, Preferred Stock and the Warrants.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Senior Debt" shall mean Indebtedness for borrowed money, principal, interest, premium, if any, and all other obligations owing pursuant to (i) the Existing Senior Credit Facility and (ii) the New Senior Credit Facility.

                  "Significant Holder" shall mean (i) you, so long as you shall hold any Note, or (ii) any other holder of at least 5% of the aggregate principal amount of the Notes from time to time outstanding.

                  "Significant Subsidiary" shall mean any Subsidiary that accounts for 10% or more of (i) the Company's and its Subsidiaries' total assets, determined in accordance with GAAP, at any time, (ii) EBITDA (a) for the fiscal year most recently ended or (b) for the current fiscal year (as reasonably estimated by the Company in good faith) or (iii) consolidated net worth at any time.

                  "Subordinated Guaranty Agreement" shall mean the Guaranty Agreement, dated as of December 28, 2000, made by each Domestic Subsidiary of the Company, in favor of you and all subsequent holders of the Notes, substantially in the form of Exhibit K attached hereto, together with any Guaranty Agreement hereafter executed by any Subsidiary as contemplated under
Section 6.11, as each may be amended, restated, supplemented and otherwise modified from time to time.

                  "Subsidiary" shall mean (i) any corporation, at least 50% of the total combined voting power of all classes of Voting Stock of which shall, at the time as of which any determination is being made, be owned by the Company, either directly or through Subsidiaries (including, without limitation, the Acquired Company), and (ii) any partnership, limited liability company, joint venture or similar entity if at least a 50% interest in the profits or capital thereof is owned by the Company, either directly or through Subsidiaries (unless such entity can and does ordinarily take major business actions without the prior approval, direct or indirect, of the Company), provided, however, that notwithstanding anything to the contrary contained in the foregoing, the term Subsidiary shall not include ITS Supply Corporation or its subsidiaries so long as ITS Supply Corporation is engaged in a proceeding under any Bankruptcy Law.

                  "Swaps" shall mean with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Restructuring Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

                  "Termination Event" shall mean (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Company or any of its ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 400l(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

                  "10% Stock" shall have the meaning specified in Section
2.2(c).

                  "Total Debt" shall mean the total Indebtedness of the Company and its Subsidiaries on a consolidated basis; provided, that Total Debt shall not include Indebtedness permitted by clause (iii) of Section 7.3(b).

                  "Transaction Parties" shall mean the Company and its Subsidiaries.

                  "Transferee" shall mean any direct or indirect transferee of all or any part of any Note or Warrant issued to you under this Restructuring Agreement.

                  "Tribunal" shall mean any municipal, state, commonwealth, federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.

                  "Voting Stock" shall mean securities or other equity interest of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election or removal of corporate directors or persons (such as general partners or managers) performing similar functions in the case of business entities other than corporations.

                  "Warrants" shall have the meaning specified in Section 2.3

                  "Wholly Owned Subsidiary" shall mean any Subsidiary all of the equity interests (except directors' qualifying shares) of which are owned, directly or indirectly, by the Company or other Wholly Owned Subsidiaries.

         11.2 Accounting Principles, Terms and Determinations. All references in this Restructuring Agreement to "GAAP" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of Section 6.2 or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause
(i) of Section 9.2.

12. MISCELLANEOUS.

         12.1 Note Payments. So long as you shall hold any Note, the Company will make payments of principal of and interest on such Note, which comply with the terms of this Restructuring Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to your account or accounts as specified in the Purchaser Schedule attached hereto, or such other account or accounts in the United States as you may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. You agree that, before disposing of any Note, you will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this Section 12.1 to any Transferee which shall have made the same agreement as you have made in this Section 12.1.

         12.2 Expenses. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save you and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by you and such Transferee in connection with this Restructuring Agreement, the Securities or the other Note Documents and the transactions contemplated thereby and hereby and any subsequent proposed modification of, or proposed consent under, this Restructuring Agreement or the other Note Documents, whether or not such proposed modification shall be effected or proposed consent granted, (ii) all costs and expenses, including attorneys' fees, incurred by you and such Transferee in enforcing (or determining whether or how to enforce) any rights under this Restructuring Agreement, the Securities or the other Note Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Restructuring Agreement, the other Note Documents or the transactions contemplated hereby or thereby, or by reason of your or such Transferee's having acquired any Note or Warrant, including without limitation costs and expenses incurred in any bankruptcy case and (iii) all costs and expenses, including attorneys' fees, incurred by you in connection with the preparation of the proposed amendment to the Purchase Agreement and the Preexisting Obligations and in connection with enforcing (or determining how to enforce) any rights under the Purchase Agreement and the Preexisting Obligations

(all such amounts collectively referred to in subsections (i), (ii) and (iii) of this Section 12.2, the "Expenses"). The sum of $45,000 of such Expenses shall be due and payable in immediately available funds at the Closing (the "Expenses Cash Payment"), and the the sum of $200,000 of such Expenses, shall be added to the aggregate principal amount of the Notes (the "Expenses Note Amount"). The Expenses Cash Payment and the Expenses Note Amount represent a good faith estimate of all of the Expenses incurred by you through the date hereof. Any Expenses arising after the Date of Closing shall be paid by the Company promptly after such Expenses are invoiced. The obligations of the Company under this
Section 12.2 shall survive the transfer of any Securities or portion thereof or interest therein by you or any Transferee, the payment of any Securities, the enforcement, amendment or waiver of any provision of this Restructuring Agreement or the other Note Documents, and the termination of this Restructuring Agreement or any of the other Note Documents.

         12.3 Consent to Amendments. This Restructuring Agreement and any of the other Note Documents may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Restructuring Agreement shall change the maturity of any Note, or change the principal of, or the rate or time of payment of interest on any Note, or affect the time, amount or allocation of any prepayments, or change the proportion of the principal amount of the Notes required with respect to any consent, amendment, waiver or declaration. Each holder of any Securities at the time or thereafter outstanding shall be bound by any consent authorized by this
Section 12.3, whether or not such Securities shall have been marked to indicate such consent, but any Securities issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Securities nor any delay in exercising any rights hereunder or under any Securities shall operate as a waiver of any rights of any holder of such Securities. As used herein and in the Securities, the term "this Restructuring Agreement" and references thereto shall mean this Restructuring Agreement as it may from time to time be amended or supplemented.

         12.4 Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be reasonably necessary to reflect any principal amount not evenly divisible by $100,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive.

Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

         12.5 Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any
Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion, provided, that any such participation shall be in a principal amount of at least $100,000.

         12.6 Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or in the other Note Documents or otherwise made in writing by or on behalf of the Company and its Subsidiaries in connection herewith and therewith shall survive the execution and delivery of this Restructuring Agreement, the Notes, the Warrants and the other Note Documents, the transfer by you of any Note or Warrant or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of you or any Transferee. Subject to the preceding sentence, this Restructuring Agreement, the Notes, the Warrants and the other Note Documents embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

         12.7 Successors and Assigns. All covenants and other agreements in this Restructuring Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

         12.8 Disclosure to Other Persons. Except as provided in the second sentence of this Section 12.8, each holder and each Person that purchases a participation in a Note or any part thereof agrees that it will hold in confidence, in accordance with such procedures as such holder or Person applies generally to information of this kind, any Confidential Information provided by the Company or any Subsidiary; provided that such holder or Person will be free, after notice to the Company, to correct any false or misleading information which may become public concerning the relationship of such holder or Person to the Company. The Company acknowledges that the holder of any Note, Preferred Stock or Warrant may deliver copies of any financial statements and other documents or materials delivered to such holder, and disclose any other information disclosed to such holder, by or on behalf of the Company or any Subsidiary in connection with or pursuant to this Restructuring Agreement or the other Note Documents to (i) such holder's directors, officers, employees, agents and professional consultants, (ii) any other holder of any Note, Preferred Stock or Warrant, (iii) any Person to which such holder offers to sell such Note, Preferred Stock or Warrant or any part thereof, or any Person to which such holder sells or offers to sell a participation in all or any part of such Note, Preferred Stock or Warrant, or any Person from which such holder offers to purchase any security of the Company, subject to first obtaining an agreement that such Person will maintain the confidentiality of such information upon the same terms as contained herein, (iv) any federal or state regulatory authority having jurisdiction over such holder, (v) the National Association of Insurance Commissioners or any similar organization or (vi) any other Person to which such delivery or disclosure may be reasonably necessary or appropriate (a) in compliance with any law, rule, regulation or order applicable to such holder,
(b) in response to any subpoena or other legal process or informal investigative demand or (c) in connection with any litigation to which such holder is a party, provided that, in each case, unless prohibited by applicable law, reasonable prior written notice of the disclosure of such information shall be given to the Company . Each holder agrees to use Confidential Information for internal purposes only.

         12.9 Notices. All notices or other communications provided for hereunder shall be in writing and sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to you, addressed to you at the address specified for such communications on the signature page hereof, or at such other address as you shall have specified to the Company in writing, (ii) if to any other holder of any Note or Warrant, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note or Warrant which shall have so specified an address to the Company, and (iii) if to the Company, addressed to it at 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056, Attention: Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note or Warrant in writing.

         12.10 Payments Due on Non-Business Days. Anything in this Restructuring Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such Business Day.

         12.11 Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Restructuring Agreement required to be reasonably satisfactory to you or to the Required Holder(s), the determination of such satisfaction shall be made by you or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

         12.12 Governing Law. THIS RESTRUCTURING AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK. This Restructuring Agreement may not be changed orally, but (subject to the provisions of Section 12.3) only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         12.13 Waiver of Jury Trial; Consent to Jurisdiction.

                  (i) THE COMPANY AND EACH HOLDER OF SECURITIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION OF ANY CLAIM WHICH IS BASED HEREON, OR ARISES OUT OF, UNDER, OR IN CONNECTION WITH THIS RESTRUCTURING AGREEMENT, THE NOTES, THE WARRANTS OR THE OTHER NOTE DOCUMENTS, OR ANY TRANSACTIONS RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE COMPANY OR THE HOLDERS OF THE SECURITIES WHICH IS BASED HEREON, OR ARISES OUT OF, UNDER, OR IN CONNECTION WITH THIS RESTRUCTURING AGREEMENT, THE NOTES, THE WARRANTS OR THE OTHER NOTE DOCUMENTS, OR ANY TRANSACTIONS RELATING HERETO OR THERETO. THE COMPANY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR YOU TO ENTER INTO THIS RESTRUCTURING AGREEMENT.

                  (ii) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS RESTRUCTURING AGREEMENT, THE NOTES, THE WARRANTS, THE OTHER NOTE DOCUMENTS OR ANY TRANSACTIONS RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE COMPANY OR THE HOLDERS OF SECURITIES MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE COMPANY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE COMPANY AND EACH HOLDER OF SECURITIES HEREBY IRREVOCABLY WAIVES ANY OBJECTIONS, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR

         BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

         12.14 Severability. Any provision of this Restructuring Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         12.15 Descriptive Headings. The descriptive headings of the several Sections of this Restructuring Agreement are inserted for convenience only and do not constitute a part of this Restructuring Agreement.

         12.16 Maximum Interest Payable. The Company, you and all other holders of the Notes specifically intend and agree to limit contractually the amount of interest payable under this Restructuring Agreement, the Notes and all other instruments and agreements related hereto and thereto to the maximum amount of interest lawfully permitted to be charged under applicable law. Therefore, none of the terms of this Restructuring Agreement, the Notes or any instrument pertaining to or relating to this Restructuring Agreement or the Notes shall ever be construed to create a contract to pay interest at a rate in excess of the maximum rate permitted to be charged under applicable law, and neither the Company, any guarantor nor any other party liable or to become liable hereunder, under the Notes, any guaranty or under any other instruments and agreements related hereto and thereto shall ever be liable for interest in excess of the amount determined at such maximum rate, and the provisions of this Section 12.16 shall control over all other provisions of this Restructuring Agreement, any Notes, any guaranty or any other instrument pertaining to or relating to the transactions herein contemplated. If any amount of interest taken or received by you or any holder of a Note shall be in excess of said maximum amount of interest which, under applicable law, could lawfully have been collected by you or such holder incident to such transactions, then such excess shall be deemed to have been the result of a mathematical error by all parties hereto and shall be refunded promptly by the Person receiving such amount to the party paying such amount, or, at the option of the recipient, credited ratably against the unpaid principal amount of the Note or Notes held by you or such holder, respectively. All amounts paid or agreed to be paid in connection with such transactions which would under applicable law be deemed "interest" shall, to the extent permitted by such applicable law, be amortized, prorated, allocated and spread throughout the stated term of this Restructuring Agreement and the Notes. "Applicable law" as used in this Section means that law in effect from time to time which permits the charging and collection of the highest permissible lawful, nonusurious rate of interest on the transactions herein contemplated including laws of the State of New York and of the United States of America, and "maximum rate" as used in this Section means, with respect to each of the Notes, the maximum lawful, nonusurious rates of interest (if any) which under applicable law may be charged to the Company from time to time with respect to such Notes.

         12.17 Counterparts. This Restructuring Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

         12.18 Transfer Restrictions. During the period of the Call Option set forth in Section 3.3, you shall not transfer or dispose of the Notes, Preferred Stock or, prior to July 1, 2001, Warrants unless (i) you transfer all of the Notes, Preferred Stock and, prior to July 1, 2001, Warrants, (ii) such transfer is made to a single transferee, and (iii) such transferee agrees in writing to be bound to the provisions and obligations of this Restructuring Agreement. At no time may you transfer any of the Notes, Series E Stock, Series F Stock, Series G Stock or the Warrants to the "Prohibited Transferees" listed in the Prudential Letter.

         12.19 Representations Relating to Call Option. In the event the Company exercises its Call Option set forth in Section 3.3, the holder of the Notes, Preferred Stock, and, as appropriate, the Warrants, agrees to make representation as to such holder's good title to the Securities being repurchased by the Company, and that such Securities are free of any Lien or restriction of any kind generated by such holder.

         12.20 Observer and Director. (a) Beginning on the date hereof and continuing until such time as (x) none of the Notes, Preferred Stock or Warrants shall be outstanding or (y) you shall have transferred such Securities pursuant to Section 12.18 hereof, and except for any such period as your designated representative is a seated director of the Company pursuant to Section 12.20(b) hereof, the Company shall (i) permit you to appoint an observer (whom you may substitute from time to time at your sole discretion, upon notice to the Company, the "Observer") to attend (in person or by telephone) all meetings of the Board of Directors of the Company (the "Board") and committees of the Board,
(ii) provide the Observer with advance notice of each such meeting, including such meeting's time and place, at the same time and in the same manner as such notice is provided to the members of the Board, and (iii) provide the Observer with copies of all materials, including notices, minutes, consents and regularly compiled financial and operating data distributed to the members of the Board and shall permit the Observer to have the same access to information concerning the business and operations of the Company, provided that the Observer shall not participate in any manner in any portion of a meeting in which the Board (or committee of the Board) discusses, considers or votes to approve any action to redeem, repurchase or otherwise refinance the Notes, Preferred Stock, or Warrants, or which relates to its rights and remedies relating to this Restructuring Agreement or the other Note Documents.

         (b) Unless the Company has exercised its Call Option as set forth in
Section 3.3(a), beginning July 2, 2001, you shall have the right to direct the Company to appoint your designated representative to serve as a director of the Company (and such other representative as you shall designate to replace such person in your sole discretion, the "Director"). At the next meeting of the Company's stockholders, the Company will nominate and support the election of the Director to continue to serve as a director of the Company. The Company shall continue to nominate and support the election of the Director until such time as: (i) none of the Notes, Preferred Stock or Warrants shall be outstanding or (ii) you shall have transferred such Securities pursuant to Section 12.18 hereof, at which time the Director shall resign his or her position as a director of the Company, provided that the Director shall not participate in any manner in any portion of a meeting in which the Board (or committee of the Board) discusses, considers or votes to approve any action to redeem, repurchase or otherwise refinance the Notes, Preferred Stock, or Warrants, or which relates to its rights and remedies relating to this Restructuring Agreement or the other Note Documents.

         12.21 No Known Claims. (a) You hereby acknowledge that, upon execution and delivery of this Restructuring Agreement by the parties hereto, delivery of the Company Closing Deliveries to you and satisfaction or waiver of the Conditions Precedent, you are unaware as of the date hereof of any claims, rights or causes of action that may have arisen in connection with the conduct, actions or lack of action by the Company, Specialty Finance Fund I, LLC or Comerica Bank-Texas, and any of its officers, directors, employees, members and agents related to the Purchase Agreement, the 11.28% Notes and the Preexisting Obligations.

         (b) The Company hereby acknowledge that, upon execution and delivery of this Restructuring Agreement by the parties hereto, delivery of the Company Closing Deliveries to you and satisfaction or waiver of the Conditions Precedent, the Company is unaware as of the date hereof of any claims, rights or causes of action that may have arisen in connection with the conduct, actions or lack of action by you or any of your officers, directors, employees, members and agents related to the Purchase Agreement, the 11.28% Notes and the Preexisting Obligations.

         If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between the Company and you.

                       Very truly yours,

                        BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.


                        By:  /s/ Larry H. Ramming
                             --------------------------------------------------
                             Title: Larry H. Ramming, Chief Executive Officer


The foregoing Agreement is hereby accepted as of the date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA


By: /s/ Paul L. Price
    -----------------------------------------------------
    Name: Paul L. Price
    Title: Vice President

Address for Notices:

The Prudential Insurance Company of America
c/o Prudential Capital Group - Corporate & Project Workouts
Four Gateway Center, 7th Floor
100 Mulberry Street
Newark, New Jersey  07102-4069
Attention: Managing Director
Fax No.:  (973) 802-2333

                                                                       EXHIBIT A
                                                                       ---------

                                 [FORM OF NOTE]

                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

                 SENIOR SUBORDINATED NOTE DUE DECEMBER 30, 2005

$7,200,000.00                                                 December 28, 2000
                                                             New York, New York

         FOR VALUE RECEIVED, the undersigned, BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. (the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, or registered assigns, the principal sum of SEVEN MILLION DOLLARS ($7,200,000) plus the amount of Interest Accruals provided for herein on December 30, 2005, with interest (computed on the basis of a 360-day year comprised of twelve 30-day month) (a) on the unpaid balance thereof at the rate of 12% per annum from the date hereof, payable quarterly on the last business day of March, June, September and December in each year (each, an "Interest Payment Date"), commencing with March 30, 2001, until the principal hereof shall have become due and payable, and (b) so long as an Event of Default (as defined in the Restructuring Agreement referred to below) is continuing, on the unpaid balance thereof, and any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the lesser of (a) the maximum rate permitted by applicable law or (b) the greater of (i) 2% above the rate of interest publicly approved by The Bank of New York at its prime rate or
(ii) fourteen percent (14.0%). In lieu of cash, at the Company's option, upon at least five Business Days written notice to the holder hereof, interest may accrue in whole or in part on each Interest Payment Date, until and including the December 2002 Interest Payment Date, with such accruals (the "Interest Accruals") becoming a part of the principal sum hereof.

         Payments of principal of and interest on this Note are to be made at the main office of The Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

         This Note (this "Note") is issued pursuant to a Subordinated Note Restructuring Agreement, dated as of December 28, 2000 (as such agreement is amended, supplemented, restated or otherwise modified from time to time, the "Agreement"), between the Company and The Prudential Insurance Company of America, and is entitled to the benefits thereof. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Restructuring Agreement.

         This Note is a registered Note and, as provided in the Restructuring Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note of like tenor for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this
Note is registered as the owner hereof for the purpose of receiving payment and



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

for all other purposes, and the Company shall not be affected by any notice to the contrary.

         This Note is subject to Section 3.3 of the Restructuring Agreement (Company Call Option), and optional prepayment, in whole or from time to time in part, on the terms specified in the Restructuring Agreement.

         If an Event of Default, as defined in the Restructuring Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Restructuring Agreement.

         The Company, and the purchaser and the registered holder of this Note specifically intend and agree to limit contractually the amount of interest payable under this Note to the maximum amount of interest lawfully permitted to be charged under applicable law. Therefore, none of the terms of this Note shall ever be construed to create a contract to pay interest at a rate in excess of the maximum rate permitted to be charged under applicable law, and neither the Company nor any other party liable or to become liable hereunder shall ever be liable for interest in excess of the amount determined at such maximum rate, and the provisions of Section 12.16 of the Restructuring Agreement shall control over any contrary provision of this Note.

         THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE.


                           BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

                           By:
                               -----------------------------------------
                               Name:
                               Title:










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